Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Provention Bio, Inc. on Form S-3 (No(s). 333-252045, 333-232995 and 333-266307) and Form S-8 (No(s). 333-249869, 333-237113, 333-230400, 333-226814, 333-253657, 333-262945 and 333-265120) of our report dated March 29, 2023, on our audits of the consolidated financial statements as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022, which report is included in this Annual Report on Form 10-K to be filed on or about March 29, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

March 29, 2023